Exhibit 99.1
DATE: August 8, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES APPOINTMENT OF TWO ADDITIONAL INDEPENDENT DIRECTORS AND CHANGE IN MANAGEMENT TEAM
Chief Financial Officer Carmen Diersen to leave AMS to join East Coast medical device start-up; AMS interim CFO already Named
MINNEAPOLIS, August 8, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced that two new independent directors have been appointed to the Board of Directors and that its Chief Financial Officer, Carmen Diersen, has announced her intention to resign from the company in early September in order to pursue a senior role at an orthopedic start-up company.
In a related matter, the company announced that on August 4, 2006, the Board of Directors formally appointed Jill Burchill, 52, to the role of Chief Financial Officer on an interim basis, until a permanent replacement for Diersen is identified. Ms. Burchill will be joining AMS on August 14 and will assume the role of Chief Financial Officer upon Diersen’s departure.
“Personally I want to thank Carmen for her many contributions to the successes that AMS has seen in the past two and one-half years”, stated Martin J. Emerson, President and Chief Executive Officer of AMS. “It is through these successes that Carmen has positioned herself for a role such as the one she has accepted. I also appreciate Carmen’s willingness to help ensure a smooth transition of the CFO role by staying with AMS through early September.”
Emerson continued, “I am pleased that AMS has been able to engage Jill Burchill to fill the role of Chief Financial Officer on an interim basis while we formally engage in a process to identify a permanent successor to Carmen. Jill brings with her a wealth of experience from the senior finance roles she has previously held. Her experience includes time at Nuclear Management Company, Sheldahl, Angeion, Imation and 3M, and also includes having previously worked at AMS as our interim corporate controller.”
Also on August 4, 2006, the Board of Directors elected Robert McLellan, M.D. to the Board of Directors to serve until the 2007 annual meeting of stockholders and elected D. Verne Sharma to the Board of Directors to serve until the 2008 annual meeting of stockholders. Dr. McLellan and Mr. Sharma have not been appointed to any board committees at this time.
Robert McLellan, M.D., age 52, is Chairman of the Department of Gynecology and Director of Gynecologic Oncology Service at the Lahey Clinic Foundation, Inc. in Burlington, Massachusetts. He is also a Clinical Professor of Obstetrics and Gynecology at the Boston University School of Medicine. Previously, Dr. McLellan served on the Board of Trustees and the Board of Governors of the Lahey Clinic Foundation, Inc. Dr. McLellan has an extensive pelvic surgery practice with a focus on gynecologic malignancies. He has served as a consultant and on advisory groups to a number of surgical device manufacturing companies including AMS, ValleyLab, U.S. Surgical and Medispectra.

American Medical Systems
August 8, 2006

D. Verne Sharma, age 56, is a senior executive of Southeast Fuels, Inc., a company specializing in energy products marketing. He is also the principal of DVS Consulting, a California based management consulting business started in August 2003 serving medical device companies. From 2000 to 2003, he was the President and Chief Executive Officer and served on the Board of Directors of CLEAR Centers of America/Calhoun Vision, Inc., a vision services and technology company. Mr. Sharma also served as the President and Chief Operating Officer of Summit Technology Inc., a company developing medical devices for eye surgery from 1996 to 2000.
“AMS is pleased to be adding two directors with the caliber and experience of Verne and Bob,” Emerson continued. “Verne brings a tremendous amount of CEO experience to the board, and Bob brings tremendous physician and surgical insights to the board, especially in the area of women’s health. The management team, the board and I all look forward to the insights that both Verne and Bob will add to AMS.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com